Exhibit 23.2
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2025, except for the effect of the reverse stock split described in Note 11 to the financial statements, as to which the date is March 19, 2026, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern relating to the financial statements appearing in the Annual Report on Form 10-K of Channel Therapeutics Corporation (n/k/a Pelthos Therapeutics Inc.) for the year ended December 31, 2024.

/s/ Marcum LLP

Hartford, CT
November 12, 2026